Exhibit 10.11

Zynga Inc.

Non-Employee Director Compensation Policy

As Amended August 20, 2019

On August 20, 2019, the Compensation Committee of the Board of Directors (the “Board”) of Zynga Inc. (the “Company”) approved this amended and restated compensation policy (the “Policy”) for non-employee directors of the Company.

The Policy will become effective as of the amendment date (set forth above).

For purposes of this Policy, a “Non-Employee Director” is a director who is not serving as an employee or executive officer of the Company or its affiliates (even if such individual may be otherwise be providing services to the Company or its affiliates in a capacity other than as a director).

Each Non-Employee Director will be eligible to receive compensatory equity awards under the Company’s 2011 Equity Incentive Plan (the “Plan”) as consideration for service on the Board. All compensation payable under this policy (such compensation, “Board Compensation”), including cash payments, grants of restricted stock units of Class A Common Stock of the Company (“ZSUs”) or deferred equity grants will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee. Vesting of all ZSUs granted under this Policy is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) from the date of grant through each applicable vesting date. Each ZSU granted under this Policy will be subject to the Company’s standard form of Restricted Stock Unit Agreement, as most recently adopted by the Board for use under this Policy. Each Non-Employee Director will be eligible to defer all or part of his or her Board Compensation in accordance with Section 4 and forgo all or part of his or her Board Compensation in accordance with Section 5.

1.Base Annual Retainer. Each year, subject to Section 3, Section 4 and Section 5, each Non-Employee Director will be paid an annual retainer of $250,000 (as may be adjusted pursuant to Section 3, the “Base Annual Retainer”).  The Base Annual Retainer will be paid 20% in cash and 80% in ZSUs. Subject to Section 4 and Section 5, the ZSU portion of the Base Annual Retainer will be granted on the date that such Non-Employee Director is elected or appointed to the Board (the “Base Annual Retainer Vesting Start Date”).  The number of ZSUs granted will be calculated using the Fair Market Value (as defined in the Plan) of the Class A common stock of the Company as of the Base Annual Retainer Vesting Start Date, rounded down to the nearest whole ZSU.  Subject to Section 3, the ZSU portion of the Base Annual Retainer will vest as follows:  25% of the granted ZSUs will vest every three months from the Base Annual Retainer Vesting Start Date, with the remainder vesting upon the earlier of (i) the one-year anniversary of the date of the most recent regular annual meeting of the Company’s stockholders (the “Annual Meeting”) or (ii) the date of the next Annual Meeting, subject to the applicable Non-Employee Director’s Continuous Service through each vesting date. The cash portion of the Base Annual Retainer will be paid on a quarterly basis in accordance with the vesting schedule of the ZSU portion of the Base Annual Retainer and shall also be subject to the applicable Non-Employee Director’s Continuous Service through each vesting date.

2.Additional Annual Retainers.

(a)Each year, subject to Section 3, Section 4 and Section 5, each Non-Employee Director who serves in one of the following roles will be paid the applicable additional annual retainer set forth below:

Role of Non-Employee Director	Amount
Chairperson of the Audit Committee	$50,000
Chairperson of the Compensation Committee	$35,000
Chairperson of the Nominating and Corporate Governance Committee	$15,000
Lead Independent Director	$50,000
Chairperson of the Board	$100,000
Non-Chair Member of the Audit Committee	$20,000
Non-Chair Member of the Compensation Committee	$15,000
Non-Chair Member of the Nominating and Corporate Governance Committee	$5,000

(b)Each of the additional annual retainers set forth above will be paid 100% in cash.  Subject to Section 3, each of the additional annual retainers set forth above will be paid on a quarterly basis as follows:  25% of the annual retainer will be paid every three months from the date that such Non-Employee Director is appointed, with the remainder be paid upon the earlier of (i) the one-year anniversary of the date of the most recent Annual Meeting or (ii) the date of the next Annual Meeting, subject to the applicable Non-Employee Director’s Continuous Service through each date.

(c)Notwithstanding the foregoing, the Compensation Committee will have the discretion to provide additional compensation to Non-Employee Directors who may be appointed from time to time to serve on any special/non-standing committee of the Board in amounts and form, and on such other terms, as reasonably determined and approved by the Compensation Committee of the Board.

3.Pro-Ration of Retainers.

(a)Base Annual Retainer.  If a Non-Employee Director is elected or appointed to the Board at any time other than at an Annual Meeting, the Base Annual Retainer for the initial term that lasts from the date of election or appointment until the first Annual Meeting to occur thereafter will be reduced on a pro-rata basis, such that the amount payable will be equal to the Base Annual Retainer multiplied by a fraction, the numerator of which is 12 minus the whole number of months from the date of the preceding Annual Meeting until the date of election or appointment and the denominator of which is 12.  Subject to Section 4 and Section 5, the ZSU portion of the prorated Base Annual Retainer will be granted on the Base Annual Retainer Vesting Start Date.  The number of ZSUs granted will be calculated using the Fair Market Value (as defined in the Plan) of the Class A common stock of the Company as of the Base Annual Retainer Vesting Start Date, rounded down to the nearest whole ZSU.

(b)Additional Annual Retainers.  If a Non-Employee Director is first appointed to serve in any of the roles set forth in Section 2 at any time other than at an Annual Meeting, the applicable annual retainer for the initial term that lasts from the date of appointment until the first Annual Meeting to occur thereafter will be reduced on a pro-rata basis, such that the amount payable will be equal to the applicable additional annual retainer multiplied by a fraction, the numerator of which is 12 minus the whole number of months from the date of the preceding Annual Meeting until the date of appointment and the denominator of which is 12.

(c)Vesting Schedule.

(i)The ZSU portion of any pro-rated Base Annual Retainer and other pro-rated annual retainer that is subject to vesting requirements (each, a “Vesting Retainer”) will vest as follows.  First, calculate the number of ZSUs subject to each “ZSU Vesting Installment”.  The ZSU Vesting Installment for a grant of ZSUs for the ZSU portion of a pro-rated Base Annual Retainer to a given Non-Employee Director shall be equal to 25% of the number of ZSUs (rounded down to the nearest whole ZSU) that would have been granted to the Non-Employee Director if such Non-Employee Director had been eligible to receive a non-prorated Base Annual Retainer, using the Fair Market Value (as defined in the Plan) of the Class A common stock of the Company as of such Non-Employee Director’s Base Annual Retainer Vesting Start Date.  A number of ZSUs equal to the ZSU Vesting Installment shall vest on each date that the ZSU portion of a non-prorated Base Annual Retainer vests under Section 1 above during the period commencing on the date of the Non-Employee Director’s election or appointment to the Board and ending on the date of the earlier of (i) the one-year anniversary of the most recent Annual Meeting, or (ii) the next Annual Meeting; provided however, that if the period between the date of election or appointment and the first vesting date is less than 3 months, the number of ZSUs that vest on such first vesting date will be equal to the total number of ZSUs granted minus the total number of ZSUs that will vest for each subsequent vesting date until (and including) the earlier of (i) the one-year anniversary of the most recent Annual Meeting, or (ii) the next Annual Meeting.

(ii)The cash portion of any Vesting Retainer will be paid as follows:  25% of the value of the portion of the full Vesting Retainer paid in cash will be paid on each date that the cash portion of the Vesting Retainer would have been paid if the Vesting Retainer had not been prorated; provided however, that if the period between the date of election or appointment and the first vesting date is less than 3 months, the amount of cash paid on such first vesting date will be equal to the full amount of the cash portion of the Vesting Retainer minus the aggregate amount of cash that will be paid for each full three month vesting period until (and including) the earlier of (i) the one-year anniversary of the most recent Annual Meeting, or (ii) the next Annual Meeting.

(d)Notwithstanding the foregoing, the Compensation Committee will have the discretion to adjust the amount of any pro-rated retainer up to the full value of such retainer if it determines that such adjustment is in the best interest of the Company and its stockholders.

4.Deferred Compensation. Each Non-Employee Director will be eligible to defer all or a portion of his or her Board Compensation for any term that begins on the date of election or appointment, as applicable, and ends on the first Annual Meeting thereafter (a “Term”). Elections with respect to any Term must be made in writing to the Company prior to the December 31st preceding the beginning of such Term and all such elections will be irrevocable.  Notwithstanding the foregoing, if a Non-Employee Director is elected or appointed to the Board at any time other than at an Annual Meeting, he or she may make an initial irrevocable election to defer the Base Annual Retainer or any Additional Annual Retainers during the first 30 days of eligibility to participate hereunder and such election shall apply only to the Non-Employee Director’s Base Annual Retainer or Additional Annual Retainers earned following the date of the election.  If a Non-Employee Director elects to defer all or a portion of his or her Board Compensation, the deferred compensation will be held by the Company on such Non-Employee Director’s behalf in the form of deferred stock units (“DSUs”).  DSUs will be granted (i) with respect to the Base Annual Retainer and Product Committee Retainer, on the date that the ZSU portion of the Base Annual Retainer and Product Committee Retainer, as applicable, is granted, and (ii) with respect to any additional annual retainer set forth in Section 2 (other than the Product Committee Retainer), on the date that such additional annual retainer is paid.  DSUs granted under (i) will vest in accordance with the standard vesting criteria described in Section 1 and DSUs granted under (ii) will be fully vested upon grant. Vested DSUs will be distributed to a Non-Employee Director on the earliest of (i) the third anniversary of the date of grant, (ii) such Non-Employee Director’s separation from service as a director, or (iii) upon a Change in Control of the Company (as defined in the Plan). Notwithstanding the foregoing, if so elected by the Non-Employee Director in writing to the Company prior to December 31st of the calendar year prior to the calendar year in which any such DSUs are granted to satisfy such Non-Employee Director’s Board Compensation, the distribution of such DSUs may be deferred until the Non-Employee Director is no longer providing services as a director of the Company that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended.

5.Forgo Compensation.  Each Non-Employee Director will be eligible to forgo all or a portion of his or her Board Compensation for any Term. Elections with respect to any Term must be made in writing to the Company prior to the start of such Term and all such elections will be irrevocable.

6.Expense Reimbursement. All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof. The Company will also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chairperson of the Nominating and Corporate Governance Committee or Chairperson of the Board. The Company will make reimbursement to a Non-Employee Director in accordance with the foregoing within a reasonable amount of time, but not more than 12 months, following submission by the Non-Employee Director of reasonable written substantiation for the expenses consistent with the Company’s reimbursement policy.